EXHIBIT 99.2

HealthWarehouse.com To Present at the 5th Annual SeeThruEquity Microcap Investor Conference in New York City on May 31, 2016

(NEW YORK, NY May 27, 2016) -- HealthWarehouse.com, Inc. (OTCQB:HEWA), the only VIPPS accredited online pharmacy licensed in all 50 states, today announced that the company will present at the 5th Annual SeeThruEquity Microcap Investor Conference at Convene on 730 Third Avenue in New York City on May 31, 2016.  Please clickhere for a list of presenting companies.
Each company will be provided with a 30-minute time slot to present to an audience of investors and industry professionals and company management will also be available for one-on-one meetings with institutional investors.

Conference registration: complimentary for qualified investors and equity research analysts.
In order to register as an attendee of the conference, please click HERE.
The company will be presenting on Tuesday, May 31st at 10:30am EST and an audiofile will be available following the presentation at: http://wsw.com/webcast/seethru16/hewa.
About SeeThruEquity

Since the company's founding in 2011, SeeThruEquity (STE) has been committed to its core mission: providing impactful, high quality research on uncovered and undercovered microcap stocks and hosting investor conferences throughout the year. STE has been able to grow its research universe to over 190 names.

STE conferences are the ultimate event for publicly traded companies with less than $1 billion in market capitalization because it augments the conference experience with the firm's research which is part of Wall Street consensus and available across industry leading platforms including Thomson First Call, FactSet, S&P CapitalIQ, Yahoo! Finance and Bloomberg to name a select few.  STE has hosted 20 investor conferences which have showcased over 350 companies, attracted over 4500 attendees and have included over 1,700 1-on-1 meetings.

For more information please visitwww.steconference.com.

About HealthWarehouse.com

HealthWarehouse.com, Inc. (OTCQB:HEWA) is a trusted VIPPS accredited online pharmacy based in Florence, Kentucky.  The Company is focused on the growing out-of-pocket prescription market, which will grow to over $80 billion in 2016.  With a mission to provide affordable healthcare to every American by focusing on technology that is revolutionizing prescription delivery, HealthWarehouse.com has become the largest VIPPS accredited online pharmacy in the United States.

HealthWarehouse.com is licensed in all 50 states and only sells drugs that are FDA-approved and legal for sale in the United States. Visit HealthWarehouse.com online at http://www.HealthWarehouse.com.

Contact

Mr. Lalit Dhadphale, CEO
lalit@healthwarehouse.com
(859) 444-7341

7107 Industrial Rd. • Florence, KY 41042
Tel: (800) 748-7001 • Fax: (888) 870-2808 • www.HealthWarehouse.com